UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2021

FENNEC PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

001-32295

(Commission File Number)

British Columbia, Canada	20-0442384
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 636-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Loan and Security Agreement

On June 24, 2021 (the “Closing Date”), Fennec Pharmaceuticals, Inc, a Delaware corporation (the “Company”), and wholly owned subsidiary of Fennec Pharmaceuticals Inc. (“Fennec”) announced a second amendment to its existing senior debt facility with the Life Sciences Group at Bridge Bank, a division of Western Alliance Bank, an Arizona corporation (the “Bank”), increasing the size of the facility from $18.0 million to $20.0 million.

The U.S. operating subsidiary of Fennec Pharmaceuticals Inc. entered into a Second Amendment to the 2019 Loan and Security Agreement with Bridge Bank. This amendment provides Fennec with a $20 million debt facility comprised of three term loans. Term Loan A consists of $5.0 million to be funded upon closing. Term Loan B consists of $7.5 million to be funded upon New Drug Application (NDA) approval of PEDMARKTM in the U.S. Term Loan C consists of $7.5 million to be funded upon the occurrence of a revenue event in 2022.  The interest-only period for the facility has the ability to be extended from 18 months to 24 months from the funding of Term Loan B, provided that Term Loan C is funded, and certain conditions are met. The Company intends to use the proceeds from the loans to provide working capital for commercial readiness activities prior to NDA approval as well as commercialization activities for PEDMARK, if approved.

The Company paid a good faith deposit of $42,600 to the Bank on June 24, 2021, which amounts shall be applied toward the Bank Expenses (as defined the Loan and Security Agreement) payable on the Closing Date and, if any good faith deposit is remaining thereafter, it shall be refunded to the Company. On that same day, the Company paid the Bank 8,400 to fund Term Loan A. The Company may voluntarily prepay the Term Loan in full, but not in part prior to its scheduled maturity date (whether by voluntary prepayment, mandatory prepayment or otherwise) a prepayment premium equal to 1.00% of the outstanding principal will apply for the duration of the loan. Borrower shall maintain at all times unrestricted cash and cash equivalents in an amount equal to or greater than three times Borrower’s monthly cash burn amount. Monthly cash burn is defined as: for any period of determination, Borrowers’ monthly net income, plus amortization and depreciation and calculated on a trailing six-month basis, plus the monthly average of the current portion of principal on interest-bearing liabilities due and payable in the immediately succeeding three-month period. The obligations under the Loan and Security Agreement are secured by a first priority security interest in all assets of the Borrower, excluding intellectual property. Intellectual property shall be subject to a double negative pledge.

Events of default which may cause repayment of the Term Loans to be accelerated include, among other customary events of default, (1) non-payment of any obligation when due, (2) the failure to perform any obligation required under the Loan and Security Agreement and to cure such default within a reasonable time frame, (3) the occurrence of a Material Adverse Event (as defined in the Loan and Security Agreement), (4) the attachment or seizure of a material portion of the Borrower’s assets if such attachment or seizure is not released, discharged or rescinded within 10 days, and (5) if the Borrower becomes insolvent or starts an insolvency proceeding or if an insolvency proceeding is brought by a third party against the Borrower and such proceeding is not dismissed or stayed within 30 days. The Loan and Security Agreement includes customary loan conditions, Borrower representations and warranties, Borrower affirmative covenants and Borrower negative covenants for secured transactions of this type.

A copy of the Loan and Security Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing is a summary description of the terms of the Loan and Security Agreement and does not purport to be complete.

Item 8.01	Other Events.

On June 24, 2021, Fennec issued a press release announcing its entry into the Loan and Security Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 10.1	Second Amendment to the Loan and Security Agreement dated as of June 24, 2021 by and among Fennec Pharmaceuticals, Inc. and Western Alliance Bank.

Exhibit 99.1	Press Release dated June 24, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FENNEC PHARMACEUTICALS INC.

Date June 24, 2021	By:	/s/ Robert Andrade
Robert Andrade
Chief Financial Officer

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